EXHIBIT 4.37
                                                                    ------------

                              [FLEXTECH LETTERHEAD]

Mark W Luiz
165 Cranley Gardens
London  N10

3 March 2000



Dear Mark

Service Agreement

We refer to the Service Agreement between ourselves dated February 1996 (the "Service Agreement").

We hereby amend the Service Agreement as follows:-

(i) in the event of the offer relating to the proposed merger ("Merger") between the Company and Telewest Communications plc ("Telewest") becoming unconditional, you will be appointed as Deputy Director of Content and New Media of the combined Flextech/Telewest group (the "Combined Group") on completion of the Merger; and

(ii) in the event that you have not been offered a place on the board of directors of the Combined Group by 31 December 2000, the Company will make a payment of (pound)500,000 to you.

Should the offer relating to the Merger not become unconditional, the terms of the Service Agreement, as in force prior to the execution of this letter, will remain unchanged.

Other than as set out in this letter, there are no changes to the Service Agreement.

Please could you acknowledge receipt of this letter and agreement to its terms by signing and returning the enclosed copy letter. The date of signature by you shall be the date on which this letter shall come into full force and effect.

Yours sincerely


/s/ Adam Singer
----------------
for and on behalf of                                 /s/ Mark Luiz
Flextech plc                                         ------------------
                                                     Mark Luiz

THIS AGREEMENT is made the       day of        One thousand nine hundred and
ninety five

BETWEEN

(1) FLEXTECH plc ("the Company") whose registered office is at The Quadrangle Imperial Square Cheltenham Gloucestershire GL50 1YX

and

(2)      MARK WALTER LUIZ ("the Executive") of 165 Cranley Gardens  London  N10

NOW IT IS HEREBY AGREED that the Company shall employ the Executive and the Executive shall serve the Company upon and subject to the following terms and conditions:-

1.       Definitions and Interpretation
         ------------------------------

1.1      In this Agreement

         "the Act"            means the Employment Protection (Consolidation)
                              Act 1978 (as amended)

         "Associated Company" means a company which is from time to time a subsidiary or a holding company (as those expressions are defined by s.736 Companies Act
                              1985) of the Company or a subsidiary (other than the Company) of a holding company of the Company

         "Bank Holidays"      means and includes any day upon which the Banks in
                              England and Wales are not open for the transaction of all normal banking business and (for the avoidance of doubt) such term includes Saturdays and the term "Public Holidays" shall have the same meaning as Bank Holidays

         "the Board"          means the board of directors from time to time of
                              the Company

         "calendar month"     means each period of one month beginning on the
                              first and ending on the last day of each month

         "calendar year"      means each period of one year beginning on 1st
                              January and ending on 31st December in the same year

         "the Companies Acts" means the Companies Acts 1985 to 1989

         "the Group"          means the Company and its associated companies

         "a Group Company"    means a company within the Group

         "Working Days"       means any day other than a Saturday or a Sunday
                              which is not a Bank Holiday or a Public Holiday


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

1.2 Any reference to a statutory provision shall be deemed to include a reference to any statutory modification or re-enactment of the same from time to time

1.3 Clause headings are used for ease of reference only and shall not affect the construction thereof

2.       Term of Appointment
         -------------------

2.1 The employment of the Executive on the terms of this Agreement shall continue (subject to termination as hereinafter provided) unless and until determined by either party giving to the other not less than twelve (12) months' written notice of termination expiring on the last day of a calendar month

2.2 If the Executive's employment is terminated by either party pursuant to clause 2.1 the Executive will have no right to work for the Company during the period of notice (although the Company will have power to require him to do so). If at the commencement of the period of notice or at any time during the period of notice the Executive is informed (whether by the Company, the Board or the Group Chief Executive) that he is not required to work for the Company during the remainder of the notice period then he shall become immediately entitled to receive in one lump sum the balance of monies that would have been paid to him during such period of notice had he worked for the Company during such period of notice and the Executive shall be free immediately to take up alternative employment

2.3 If the Executive's employment is terminated for any reason any share options to which he has become entitled pursuant to and during the course of his employment by the Company shall be deemed to be, and be, immediately exercisable by the Executive provided that if such exercise would aversely affect any favourable tax status of the Company's share option schemes instead the Company shall in consultation with the Executive provide the Executive with a benefit of equivalent economic value to the Executive

2.4 The Executive's employment from September 12th 1988 to the date hereof counts as part of the Executive's continuous period of employment with the Company

3.       Duties of the Executive
         -----------------------

3.1 During the period of his employment hereunder the Executive shall serve the Company as Chief Financial Officer and Company Secretary of the Company and shall be based at Twyman House 16 Bonny Street London provided that the Board (or its duly authorised nominee) may from time to time require the Executive to serve the Company in some other capacity or capacities involving duties carrying a comparable degree of responsibility and status in addition to and/or in substitution for the capacity referred to

3.2 The Executive shall if so requested by the Board (without any further remuneration than is hereinafter mentioned) perform such services for any Associated Company and accept such offices in any Associated Company as the Board may reasonably require

3.3 During the continuance of the employment hereunder the Board shall be at liberty from time to time to appoint any other person to act jointly with the Executive and in the event that the Executive is unable through illness accident or any other incapacity to carry out his duties under this Agreement for any consecutive period of three months the Company may (without prejudice to the provisions of clause 10) temporarily employ any person or


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

         persons to perform those duties in the Executive's place until such time as the Executive is able to resume the performance of his duties

3.4 The Executive shall unless prevented by injury or ill health devote the whole of his time attention and abilities to the business of the Company and shall well and faithfully serve the Company and the Group

3.5      The Executive shall carry out his duties hereunder between the hours of
         9.00 am and 5.00 pm on normal Working Days and during such other hours as may from time to time be necessary in order to fulfil properly his duties hereunder and he shall not be entitled to extra remuneration for work performed outside normal working hours

3.6 The Board shall have the right upon reasonable grounds from time to time to:-

         3.6.1 vary the place of the employment of the Executive within England

         3.6.2 direct the Executive to visit such place or places (including places outside the United Kingdom) as the Board may reasonably require and the Company shall in such event reimburse to the Executive such removal and other expenses as the Executive may reasonably and with the prior approval of the Board incur in consequence thereof

3.7 The Executive shall be entitled to assume that any instruction or authorisation received from the Group Chief Executive represents a decision and/or request of the Board and is given with the authority of the Board

4.       Remuneration and Expenses
         -------------------------

4.1 The remuneration of the Executive shall be a fixed salary (inclusive of any fees payable to him as a director of any Associated Company) payable by equal monthly instalments in arrears on the last day of each month with such increments thereto as the Company may from time to time determine. The Executive's salary at the date hereof is One hundred and thirty thousand pounds per annum ((pound)130,000 p.a.)

4.2 The salary shall be reviewed by the Board during each calendar year of the term of this Agreement and shall be increased (but not decreased) with effect from 1st January in each such calendar year by such amount as the Board shall in its absolute discretion determine

4.3 In addition to the salary paid to the Executive pursuant to clause 4.1 above the Executive shall be entitled to a bonus in respect of each calendar year of his employment by the Company (the "Bonus"). The amount of each Bonus shall be at the discretion of the Board. The Executive shall be entitled to be informed of the amount of and receive such Bonus by March 31st following the end of the calendar year in respect of which the bonus is paid

4.4 Further the Executive shall be entitled during the course of his employment to benefits in line with the Company's policy from time to time provided that under no circumstances shall such benefits (including without prejudice to the generality permanent health insurance, private medical insurance, life insurance, the right to participate in the Company's executive share option schemes and payment of home telephone bills) be less than the benefits paid to the Executive at the date hereof


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

4.5 The Company shall reimburse to the Executive all reasonable travelling hotel and other expenses incurred by him in or about the performance of his duties hereunder (including any expenses incurred in attending meetings of the Board or committees of the Board or general meetings of the Company or of any Associated Companies) subject to such expenses being submitted and evidenced in such manner as the Company shall specify from time to time

5.       Motor Car
         ---------

5.1 To assist him in the performance of his duties hereunder the Company shall during the term of his employment hereunder (subject to his being fully qualified to drive) provide the Executive with a motor car of a model and type to be agreed between the Executive and the Group Chief Executive (subject to its being suitable for use by a person of his status) and at the Company's cost and expense shall permit him to use it for his own private purposes including use on holidays. The Company shall from time to time at its own cost and expense replace the same with another car of a type similar to and of a value equivalent to the cost price of the original car (having regard to the effects of inflation) and shall (subject as hereinafter provided) pay the testing taxation insurance premiums and the running expenses of such motor car including petrol lubrication maintenance and repairs

5.2 The Executive shall be permitted to use the said motor car on terms that he shall

         5.2.1 take good car of the car and ensure that it is kept in the state and condition required by law and that the provisions and conditions of any policy of insurance relating to it are observed

         5.2.2 return the car (or such replacement as aforesaid) and its keys to the Company's principal place of business immediately upon the termination of his employment hereunder save that if the Executive's employment is terminated pursuant to clause 2.1 above he shall be entitled to retain and use the car on the like terms as provided in this clause 5 for the period to the date when the notice of termination expires or would have expired but for the provisions of clause 2.2

6.       Holidays and Holiday Pay
         ------------------------

6.1 The Executive shall be entitled (in addition to the normal Public and Bank Holidays) to twenty working days' holiday in each calendar year such holiday to be taken at a time or times convenient to the Company and to be agreed with the Group Chief Executive

6.2 On the cessation of the Executive's employment for whatever reason he shall be entitled to accrued holiday pay in lieu of holidays not taken at that date in direct proportion to his length of service hereunder

7.       Sickness
         --------

7.1 The Executive will notify or cause to be notified the Company as soon as he becomes unfit for work due to illness or injury. Failure to notify will entitle the Company at its absolute discretion to withhold payment of contractual and/or statutory sick pay

7.2 On each occasion the Executive is absent from work due to illness or injury he will provide evidence to the Company that he was unfit for work in accordance with the


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

         requirements of the Company from time to time. A doctor's certificate will be required in case of illness or injury lasting more than seven days

7.3 The Company shall be entitled during any period of incapacity of the Executive to require the Executive to undergo a medical examination by a doctor nominated by the Company which doctor shall be entitled to report the result of any such examination to the Company and to the Executive's own doctor

7.4 Subject to compliance with the foregoing provisions of this clause if the Executive is at any time prevented by illness or accident or any other medical incapacity from carrying out fully his duties hereunder his salary will not cease to be payable by reason only of his incapacity for work due to sickness or injury (unless the Executive's employment hereunder shall have been terminated). The Company shall be entitled to deduct from salary paid the maximum of any benefits to which the Executive shall be entitled under the current Social Security Acts whether or not he receives those benefits

7.5 The Executive shall during the continuance of his employment hereunder be entitled to participate in any private medical insurance scheme arranged by the Company for the benefit of employees on the terms from time to time agreed by the Company and the Company shall keep the Executive informed of the details of any such scheme currently applicable

8.       Pension
         -------

         The Executive shall during the continuance of his employment hereunder be entitled to have paid into a pension scheme nominated by him each year a sum equivalent to twelve per centum (12%) of his annual salary and the Executive shall contribute the equivalent of four per centum (4%) of his annual salary to such pension scheme. It shall be the responsibility of the Company to ensure that these contributions are made

9.       Confidentiality and Other Interests
         -----------------------------------

9.1 The Executive is aware that in the course of his employment hereunder he will have access to and be entrusted with information in respect of the business and finances of the Company and its dealings transactions and affairs all of which information is or may be confidential

9.2 The Executive shall not (except in the proper course of his duties hereunder) either during or at any time after the period of his employment hereunder divulge to any person whomsoever and shall use his best endeavours to prevent the publication or disclosure of and shall not use for his own purposes or for any purposes other than those of the Company and the Group any trade secret or process or any confidential information concerning the business or finances of the Company or the Group or any dealings transactions or affairs of any of them or any other information of a confidential character which may come to his knowledge during or in the course of his employment

10.      Termination of employment
         -------------------------

10.1 The Company may at any time by notice in writing to the Executive forthwith terminate his employment and the Executive shall have no claim against the Company in respect of such termination if the Executive shall

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

         10.1.1 commit any serious breach of this Agreement or continue (after being warned in writing) any other breach of any of his obligations (whether under this Agreement or otherwise) to the Company or any Associated Company or

         10.1.2 be guilty of any fraud or gross default or misconduct in connection with or affecting the business of the Company or any Associated Company or be convicted of any criminal offence (other than a motoring offence not resulting in a custodial sentence) or

         10.1.3 be guilty of conduct tending to bring him the Company or any Associated Company into disrepute or

         10.1.4 become bankrupt or compound or make any arrangement with his creditors or

         10.1.5 become of unsound mind or a patient for the purpose of any statute (or any part thereof) relating to mental health

10.2 The termination of the Executive's employment shall be without prejudice to any other remedy the Company may have if the termination is caused by the Executive's breach of any term of this Agreement

10.3 The rights of the Company under this clause are without prejudice to any other right it may have at law to terminate the Executive's employment

10.4 Upon the termination of the Executive's employment for whatever reason the Company will be entitled to deduct from any payments then due or becoming due to the Executive (whether in respect of any period before such termination or not) any monies which may then be or become due or may become due thereafter from the Executive to any company within the Group

10.5 In the event of this Agreement being determined by reason of the death of the Executive the personal representatives of the Executive shall be entitled to a proportion calculated pro rata temporis of his salary up to the date of such determination

10.6 If the employment of the Executive hereunder shall be terminated by reason of the liquidation of the Company for the purpose of amalgamation or reconstruction or as part of any arrangement for the amalgamation of its undertaking not involving liquidation and the Executive shall be offered employment with the amalgamated or reconstructed company on terms not less favourable to him than the terms of this Agreement then the Executive shall have no claim against the Company in respect of the termination of his employment by the Company hereunder

11.      Disciplinary Rules
         ------------------

11.1 The terms of this Agreement constitute the disciplinary rules to which the Executive is subject. If the Executive is dissatisfied with any disciplinary decision or has any grievance relating to his employment hereunder he should initially address himself to the Group Chief Executive for the time being of the Company or such other person as the Board shall from time to time direct in writing to the Executive. If after such initial action the Executive wishes to pursue the matter further he should refer the matter in writing to the Board



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

11.2 The Company reserves the right in any appropriate case to suspend the employment of the Executive with or without payment of remuneration. If the Executive's employment is terminated during or immediately following any period of suspension without remuneration the Executive shall not be entitled to receive remuneration in respect of the period of suspension unless the Board in its discretion otherwise resolves

12.      Particulars of Employment
         -------------------------

         The employment of the Executive hereunder shall also be subject to the terms set out in the Schedule which is added in accordance with the requirements of Section 1 of the Act

13.      Assignment
         ----------

13.1 The benefit and burden of this Agreement will devolve upon and be enforceable by and against the Company' successors and assigns

13.2 For the purposes of this Agreement the Company will be entitled to carry out its obligations as to payment of remuneration and otherwise through such one or more of the companies within the Group as the Board may from time to time expressly determine and the Company may enforce the provisions of this Agreement either directly as a party or as agent for and on behalf of any such company

13.3 In addition to the last preceding sub-clause the Company shall have the right at any time (without the consent of the Executive) to assign the employment of the Executive hereunder to any Associated Company and in the event of assignment:-

         (a) the Company shall within 30 days give to the Executive written notice of such assignment together with details of the assignee; and

         (b) the assignee shall thereafter be regarded as the employer for the purposes of this Agreement; and

         (c) the Executive shall continue his employment with the assignee on terms no less favourable to him than the terms of this Agreement and he shall have no claim against the Company or the assignee in respect of the said agreement

13.4 The Company shall have the right at any time (without the consent of the Executive) to second the Executive to any Associated Company or to any other company in which from time the Company or any Associated Company shall have a shareholding (provided that, for the avoidance of doubt, such secondment carries a comparable degree of responsibility and status) and in the event of such secondment:-

         (a) the Company shall within 30 days give to the Executive written notice of such secondment together with details of the company to which the Executive is to be seconded; and

         (b) the Company shall for all purposes remain the employer of the Executive

14.      General
         -------

14.1 Notwithstanding the termination or expiry of the Executive's employment hereunder the provisions of this Agreement shall remain in full force and effect in accordance with their terms for so long as may be necessary to give effect thereto



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

14.2 No amendment to this Agreement or other agreement between the Company and the Executive as to the terms of employment of the Executive shall be legally binding on either of them unless and until such amendment or agreement is confirmed in writing and signed by both the Executive and a duly authorised officer of the Company

14.3 Any notice required to be served hereunder may be served personally or by being sent by recorded delivery in the case of a notice to the Executive to his address mentioned above or his last known home address and any such notice shall be deemed to have been served at the time of delivery in the case of personal service or at the expiration of 48 hours after it is posted

14.4 This Agreement shall be governed by English law which shall be the proper law thereof in all respects

IN WITNESS whereof the Company has caused its Common Seal to be hereunto affixed and the Executive has hereunto set his hand and seal the day and year first above written













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

                                    SCHEDULE
                                    --------

                        Statement of terms of employment
                        --------------------------------

1.       Amplification of terms of employment:

         (a)      Name of the employer:      FLEXTECH plc

         (b)      Address of the employer:   The Quadrangle Imperial Square
                                             Cheltenham Gloucestershire GL50 1YX

         (c)      Name of the Executive:     MARK WALTER LUIZ

         (d)      Address of the Executive:  165 Cranley Gardens  London  N10

         (e)      Date of commencement of
                  continuous  employment:   September 12th 1988

                  Any period of employment with a previous employer does not count as part of the Executive's continuous period of employment with the Company

         (f) Remuneration - See Clause 4:(pound)130,000 per annum payable in monthly instalments in arrears

         (g)      Notice - See Clause 2:

         (h)      Job Title: Chief Financial Officer and Company Secretary

2. In accordance with Section 1(3) of the Act the following terms of the Executive's employment apply on the date of the Agreement to which this is a Schedule

         (a) Hours of Work: There are no fixed hours of work - see clause 3 of the Agreement

         (b)      Holidays: See clause 6 of the Agreement

         (c)      Sickness or injury: See clause 7 of the Agreement

         (d)      Other benefits - See clauses 4, 5, 7, 8

3. The following information is supplied pursuant to the Act and reflects the Company's current practice

         (a) Disciplinary Rules. There is no formal disciplinary procedure applicable to this employment. The Executive shall merely be expected to exhibit a high standard of propriety in all his dealings with and in the name of the Company and the Associated Companies

         (b)      Grievance Procedure: See clause 11

         (c)      Appeals Procedure: As 3(b) above

         (d) A Contracting-Out Certificate is in force in respect of this employment


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

SIGNED by                  )
for and on behalf of       ) /s/ Flextech plc
FLEXTECH plc               )
in the presence of:        )






SIGNED by the said         )
MARK WALTER LUIZ           ) /s/ Mark Walter Luiz
in the presence of:        )

















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